EXHIBIT 99.1

Press Release

RELM Wireless Reports Second Quarter 2006 Results

Sales Up 34.1% Year-Over-Year

Pre-Tax Income Up 110% Year-Over-Year

Gross Margins Improve 5.8% Year-Over-Year

WEST MELBOURNE, FL, August 1, 2006 - RELM Wireless Corporation (Amex: RWC - News) today announced its financial and operating results for the second quarter and six months ended June 30, 2006.

For the second quarter ended June 30, 2006, sales increased 34.1% to approximately $8.6 million from $6.4 million for the same quarter last year.  For the second quarter, pre-tax income increased 110% to approximately $1.7 million from approximately $0.8 million for the same quarter last year.  Net income for the second quarter was approximately $1.1 million, or $0.08 per diluted share, compared to net income of approximately $0.5 million, or $0.04 per diluted share, for the same quarter last year.  Net income includes non-cash tax expense of approximately $0.6 million and $0.3 million for the second quarter of 2006 and 2005, respectively.

For the second quarter ended June 30, 2006, gross margins improved to 56.8% compared to 51% for the same quarter last year.  Also, selling, general and administrative (SG&A) expenses declined as a percentage of sales to 37.1% from 37.8% for the same quarter last year.  Cost of products and SG&A expenses included approximately $0.3 million in non-cash stock-based employee compensation expense, in accordance with the adoption of Statement of Financial Accounting Standards No. 123R (revised 2004), “Share-Based Payment.”

For the six months ended June 30, 2006, sales increased 32.1% to approximately $15.8 million, compared to approximately $11.9 million for the same period last year.  Pre-tax income for the period increased 134.5% to $3.1 million, from $1.3 million for the same period last year.  Net income for the six months ended June 30, 2006 was approximately $1.9 million, or $0.14 per diluted share, compared to net income of approximately $0.8 million, or $0.06 per diluted share, for the same period last year.  Net income includes non-cash tax expense of approximately $1.2 million and $0.5 million recognized for the first six months of 2006 and 2005, respectively.

For the six months ended June 30, 2006, gross margins improved to 55.2% compared to 47.8% for the same period last year.  Also, selling, general and administrative (SG&A) expenses declined as a percentage of sales to 35.9% from 36.6% for the same period last year.  For the six months ended June 30, 2006, cost of products and SG&A expenses included approximately $0.5 million in non-cash stock-based employee compensation expense, in accordance with the adoption of Statement of Financial Accounting Standards No. 123R (revised 2004), “Share-Based Payment.”

As of June 30, 2006, RELM Wireless had cash and cash equivalents of approximately $5.6 million, compared to approximately $5.3 million as of December 31, 2005.

RELM President and Chief Executive Officer David Storey commented, “The theme for the second quarter was execution, whereby we worked diligently to create and support growing demand for our products.  This year we have introduced several new products; most recently the DPH-CMD portable radio for command and control functions, further expanding our growing line of *APCO Project 25 (P25) compliant digital radios.  Demand for our digital products continues to increase, exemplified by two large orders we closed during the quarter with a combined value of $3.7 million in digital radio sales to federal and state government agencies, as well as our recent exclusive participation in a contract with the Department of Homeland Security.  We believe the demand for our digital products will continue to increase as users migrate from analog to P25 digital communication solutions.”

Mr. Storey concluded, “Another part of our strategy is to expand our relationships with current customers, as demonstrated by the recent extension of our exclusive supply agreement with the United States Postal Service.  These relationships reflect the quality of our products, the strength of our technology and our commitment to superior customer service.”

*About APCO Project 25 (P25)

APCO Project 25 (P25), which requires interoperability among compliant equipment regardless of the manufacturer, was established by the Association of Public-Safety Communications Officials and is approved by the U.S. Department of Homeland Security.  The shift towards interoperability has gained momentum as a result of the recent communications failures during the Oklahoma City bombings, 9/11 attacks and most recently Hurricane Katrina.  RELM was one of the first manufacturers to develop P25-compliant technology.

About RELM Wireless

For nearly six decades, RELM Wireless Corporation has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications, including disaster recovery. Revolutionary advances include new interoperable, low-cost digital two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, RELM/BK and RELM product lines. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995.  These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors and risks include, among others, the following: reliance on contract manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital.  Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and in the Company’s subsequent filings with the SEC.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RELM WIRELESS CORPORATION

Condensed Consolidated Balance Sheets

(In Thousands, Except Share Data) (Unaudited)

	June 30, 2006	December 31, 2005

ASSETS
Current Assets:
Cash & Cash Equivalents	$5,560	$5,283
Trade Accounts Receivable, Net	7,930	5,504
Inventories, Net	6,888	7,091
Deferred tax assets, net	2,663	3,783
Prepaid Expenses & Other Current Assets	463	470
Total Current Assets	23,504	22,131

Property, Plant and Equipment, Net	1,119	1,220
Deferred tax assets, net	7,407	7,407
Other Assets	604	358

Total Assets	$32,634	$31,116

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$900	$1,520
Accrued compensation and related taxes	782	1,280
Accrued warranty expense	163	153
Accrued other expenses and other current liabilities	340	345
Total Current Liabilities	2,185	3,298

Commitments and Contingencies	—	—

Stockholders' Equity:
Preferred stock; $1.00 par value; 1,000,000 authorized shares, none issued or outstanding.	—	—
Common stock; $0.60 par value; 20,000,000 authorized shares, 13,301,987 and 13,135,324 issued and outstanding shares at June 30, 2006 and December 31, 2005, respectively.	7,981	7,878
Additional paid-in capital	23,302	22,711
Deficit	(834)	(2,771)
Total Stockholders' Equity	30,449	27,818

Total Liabilities and Stockholders' Equity	$32,634	$31,116

RELM WIRELESS CORPORATION

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	(Unaudited)		(Unaudited)
	6/30/2006	6/30/2005	6/30/2006	6/30/2005

Sales	$8,596	$6,408	$15,780	$11,948

Costs & Expenses:
Cost of Products (Includes non-cash stock-based employee compensation expense of $81 and $138 for the three and six months ended June 30, 2006, respectively)	3,713	3,142	7,071	6,242
Selling, General and Administrative Expenses (Includes non-cash stock-based employee compensation expense of $240 and $375 for the three and six months ended June 30, 2006, respectively)	3,191	2,422	5,664	4,372

Total Costs & Expenses	6,904	5,564	12,735	10,614

Operating Income	1,692	844	3,045	1,334

Other Income (Expense):
Interest Expense	(10)	(9)	(16)	(14)
Interest Income	59	15	100	27
Other Income	(23)	(31)	(24)	(23)

Pretax Income	1,718	819	3,105	1,324

Income Tax Expense	646	308	1,168	481

Net Income	$1,072	$511	$1,937	$843

Earnings per share - basic	$0.08	$0.04	$0.15	$0.07

Earnings per share - diluted	$0.08	$0.04	$0.14	$0.06

Weighted Average Common Shares Outstanding, Basic	13,293	13,034	13,231	13,031
Weighted Average Common Shares Outstanding, Diluted	14,189	13,506	14,281	13,513